American Metal & Technology Announces Reverse Stock Split

LOS ANGELES, Nov 16, 2007  --  American Metal & Technology, Inc. (OTC Bulletin Board: AMMY) today announced that its Board of Directors has approved a 1-for-150 reverse stock split of its common stock, following approval by the Company’s stockholders owning a majority of its shares on November 15, 2007. The reverse stock split will be effective for trading purposes on or about December 3, 2007.

The 1-for-150 reverse stock split will convert 150 shares of the Company’s common stock into 1 share of common stock.  The reverse stock split affects all issued and outstanding shares of the Company’s common stock immediately prior to the effectiveness of the reverse stock split. The Company’s common stock will start trading on a split-adjusted basis on or about market open on December 3, 2007.

The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from approximately 1.56 billion to approximately 10.4 million shares.  The number of authorized shares of common stock will be reduced from 2 billion to 30 million shares.

"We believe the reverse stock split will better position our company to apply for a listing on a national securities market or exchange. Our goal is to work towards meeting their listing standards, and the reverse split of our shares will place us one significant step closer to achieving that goal. Moreover, the Company believes that a higher share price would broaden AMMY’s appeal to new investors," said Mr. Chen Gao, President and CEO of American Metal &Technology, Inc.

Information for Stockholders

Upon execution, AMMY stockholders will receive one new share of AMMY common stock for every one hundred and fifty shares held.   Registered holders of AMMY common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of stock certificates.   Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions.  American Stock Transfer and Trust Company will act as the exchange agent, and can be contacted at (718) 921-8155.

AMMY will not issue fractional shares as a result of the reverse stock split.   Any fractional post-split Shares from the reverse stock split shall be rounded up to the nearest whole post-split Share if equal to or greater than one half (1/2) of a post-split Share, and rounded down to the nearest whole post-split Share if less than one half (1/2) of a post-split Share, with no change in the par value of Shares.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

To learn more about American Metal & Technology, Inc. (OTC BB:  AMMY), please visit the company’s website at:  www.ammyusa.com.

About American Metal & Technology, Inc.
American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd. ("AMLF"), is a leading manufacturer of high precision casting and machined products in the People's Republic of China ("China"). The subsidiaries operate in a 53,819 square foot manufacturing plant with monthly output capacity of 1,000,000 parts. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers and was able to achieve profitability in its first year of operation by providing controller solutions to top brand appliance manufacturers in China.

    Contact:
    Investor Relations
    American Metal & Technology, Inc.
    633 W. 5th Street, Suite 2641
    Los Angeles, CA 90071
    Tel: 213-223-2339

Safe Harbor Statement

Certain of the statements made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.